Exhibit 19.1

ATLAS ENERGY SOLUTIONS INC.
INSIDER TRADING POLICY
(Adopted as of February 11, 2025)

This Insider Trading Policy (this “Policy”) provides guidelines to directors, executive officers, and employees of Atlas Energy Solutions Inc. (the “Company”) with respect to transactions in the Company’s securities (including its common stock, as well as options to buy or sell Company securities, warrants and convertible securities and debt securities) and derivative securities relating to the Company’s securities, whether or not issued by the Company (such as exchange-traded options). This Policy applies to directors, executive officers, and employees who receive or are aware of Material, Non-Public Information (as defined below) regarding (1) the Company and (2) any other company with publicly-traded securities, including the Company’s customers, joint-venture or strategic partners, vendors and suppliers (“business partners”), obtained in the course of employment by or in association with the Company. The people to whom this Policy applies are referred to in this Policy as “insiders.” This Policy also sets forth Company policies with respect to insiders’ transactions in the securities of other publicly-traded companies.

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy will govern. If a law conflicts with this Policy, you must comply with the law.

You should read this Policy carefully, ask questions of the Company’s General Counsel or such other officer designated by the Board (as applicable, the “Compliance Officer”), and promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy to:

Atlas Energy Solutions Inc.
5918 W. Courtyard Drive, Suite 500
Austin, Texas 78730
Attention: Compliance Officer

The Company’s Compliance Officer is responsible for ensuring that all of the Company’s directors, executive officers and other employees promptly sign and return the attached certification acknowledging receipt of this Policy.

I.
Definitions and Explanations
A.
Material, Non-Public Information
1.
What Information is “Material”?

Information is material if there is a substantial likelihood that a reasonable investor would consider the information as significantly altering the total mix of information available. Thus, information may be material if it is likely that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Similarly, information may be material if you reasonably expect that it would affect the price of the security. Both positive and negative information can be material. Common examples of information that could be, but are not necessarily, material include:

•
Financial results (annual, quarterly or otherwise);
•
Projections of future earnings or losses;
•
News of a pending or proposed merger;
•
News of a significant acquisition or a sale of significant assets;
•
News of a significant development or discovery with respect to the Company’s mining properties or logistics operations;
•
Impending announcements of bankruptcy or financial liquidity problems;
•
Gain or loss of a substantial business partner, customer or vendor;
•
Significant changes in the Company’s distribution or dividend policy;
•
Stock splits;
•
Significant changes in the Company’s or its subsidiaries’ credit ratings;
•
New significant equity or debt offerings;
•
Significant developments in litigation or regulatory proceedings;
•
Significant corporate events, including material cyber, data or personnel matters; and
•
Major personnel changes, particularly departures or elections of executive officers or certain directors.

2.
What Information is “Non-Public”?

Information is “Non-Public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “Public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. Although timing may vary depending on the circumstances, generally, one should allow two full Trading Days following publication as a reasonable waiting period before information is deemed to be public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of Material, Non-Public Information.

B.
Related Person

“Related Person” means, with respect to the Company’s insiders:

•
Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in-law) and anyone else living in the insider’s household;
•
Any family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control (such as parents or children who consult with the insider before transacting in Company securities); and
•
Partnerships, trusts, estates, and other legal entities controlled by an insider.
C.
Trading Day

“Trading Day” means a day on which national stock exchanges or the Over-The-Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins.

D.
Section 16 Officer

“Section 16 Officer” means the Company’s president, principal financial officer, principal accounting officer (or if none, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other executive officer who performs a policy-making function, as determined from time to time by the Company’s board of directors (the “Board”), or any other person who performs similar policy-making functions of the Company, as determined from time to time by the Board. Executive officers of the Company’s parents or subsidiaries shall also be deemed executive officers of the Company if they perform policy-making functions for the Company, as determined from time to time by the Board.

II.
Insider Transactions

This Policy prohibits insiders from (i) transacting in or (ii) “tipping,” either directly or indirectly, others who may transact in the Company’s securities, in each case, while aware of Material, Non-Public Information about the Company. These transactions are commonly referred to as “insider trading.” This Policy additionally prohibits insiders from transacting in or tipping others who may transact in the securities of another company if they learn Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company. These illegal activities are commonly referred to as “insider trading.”

A.
Transacting on Material, Non-Public Information

Except as otherwise specified in this Policy, no insider or Related Person may engage in any transaction in the Company’s securities, including making any offer to purchase or offer to sell or giving any gift of the Company’s securities, during any period commencing with the date on which he or she becomes aware of Material, Non-Public Information concerning the Company, and ending at the beginning after two full Trading Day following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.

B.
Tipping Others of Material, Non-Public Information

No insider may disclose or tip, either directly or indirectly, Material, Non-Public Information about the Company to any other person (including Related Persons) where the Material, Non-Public Information about the Company may be used by that person to his or her profit by transacting in the securities of the Company. No insider or Related Person will make recommendations, either directly or indirectly, or express opinions on the basis of Material, Non-Public Information about the Company as to transacting in the Company’s securities. Insiders are not authorized to recommend transactions in the Company’s securities (other than Related Persons) to any other person regardless of whether the insider is aware of Material, Non-Public Information about the Company.

C.
Special and Prohibited Transactions

The Company has adopted policies regarding certain special and prohibited transactions applicable to those insiders specified for each of the transactions listed below.

1.
Transactions in Company Debt Securities. Transactions in Company debt securities, whether or not those securities are convertible into Company common stock, are prohibited by this Policy for all insiders.
2.
Hedging Transactions and Other Transactions Involving Company Derivative Securities. Hedging or monetization transactions, whether direct or indirect, involving the Company’s securities are prohibited for all insiders, regardless of whether such insiders are in possession of Material, Non-Public Information. Short sales are also prohibited for all insiders.

“Hedging” includes entering into any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.

Transactions involving Company-based derivative securities are prohibited for all insiders, whether or not such insiders are in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, stock appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Company common stock. Transactions in derivative securities include, but are not limited to, trading in Company-based option contracts, transactions in straddles or collars and writing or buying puts or calls. Transactions in debt that may be convertible into Company common stock would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising or settling awards such as options, restricted stock, restricted stock units or other derivative securities granted under a Company equity-based compensation plan as described in more detail in Section II.D, or as otherwise expressly permitted by this Policy.

3.
Purchases of Company Securities on Margin. Any of the Company’s securities purchased in the open market by an insider should be paid for in full at the time of purchase. Purchasing the Company’s securities on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase) is prohibited for all insiders by this Policy.
4.
Pledges of Company Securities. Pledging Company securities as collateral for a loan that exceeds 15 percent of the market value of the pledged Company securities is strictly prohibited by this Policy.
5.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) should be used only for a very brief period of time.

D.
Exceptions

Except as otherwise specifically noted, this Policy does not apply in the case of the following transactions:

1.
Stock Options and Other Stock-Based Compensation. This exception applies to the exercise or settlement of an employee stock option or other stock-based compensation acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right or net settlement pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements or the exercise price. This exception does not apply, however, to any sale of stock in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.
Restricted Stock Awards. This exception applies to the grant or vesting of an award of restricted stock, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The exception does not apply, however, to any market sale of restricted stock.
3.
401(k) Plan. This exception applies to purchases or sales of Company securities in the Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This exception does not apply to, and members of the Pre-Clearance Group must preclear pursuant to Section III.C, certain elections the insider may make under the 401(k) plan, including:

(a) an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund;

(b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;

(c) an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Company stock fund balance; and

(d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.
Automatic Reinvestment in Dividends. This exception applies to the automatic reinvestment of dividends paid on Company securities. This exception does not apply to, and members of the Pre-Clearance Group must preclear pursuant to Section III.C: (i) voluntary, additional purchases of Company securities resulting from automatic reinvestment of dividends, (ii) the insider’s election to participate in automatic reinvestment of dividends, and (iii) the insider’s election to increase or decrease the insider’s level of automatic reinvestment of dividends.
5.
Diversified Mutual Funds. This exception applies to transactions in diversified mutual funds that are invested in Company securities.
6.
Rule 10b5-1 Plans. This exception applies to transactions made pursuant to a “Rule 10b5-1 Plan.” A Rule 10b5-1 Plan is a written plan for transacting in the Company securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 as then in effect. Members of the Window Group (as defined in Section III.A), whether or not members of the Pre-Clearance Group, must obtain authorization from the Compliance Officer before entering into or modifying a Rule 10b5-1 Plan.
7.
Other Approved Transactions. This exception applies to any transaction specifically approved in advance by the Compliance Officer.
E.
Post-Termination Transactions

If an insider is aware of Material, Non-Public Information at the time that such insider’s employment or service relationship terminates, the insider may not transact in the securities of the Company or another company as set forth in Sections II and III.B until that information has become public or is no longer material.

III.
Additional Transaction Requirements for Certain Insiders
A.
Scheduled Restrictive Periods and the Window Group

Except as set forth in Section II.D, all directors, Section 16 Officers (as defined above) and others identified by the Company who are notified from time to time by the Compliance Officer that they have been so identified (the “Window Group”) are prohibited from transacting in Company securities during the periods designated by the Compliance Officer from time to time. The period beginning at the close of market on the last day of each fiscal quarter or year and ending after two full Trading Days following the date of public disclosure of the financial results for that fiscal quarter (“Scheduled Restricted Period”) is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. Insiders who have not been identified as being in the Window Group should adhere to the other applicable prohibitions set forth in this Policy. Insiders who have been designated as members of the Window Group and notified of the Scheduled Restrictive Period must comply with the Scheduled Restrictive Period whether or not they receive a reminder of the commencement of each Scheduled Restrictive Period.

B.
Unscheduled Restrictive Periods

From time to time, the Company may also prohibit some or all of its directors, executive officers, or employees from transacting in the securities of the Company or the securities of another company because of developments known to the Company and not yet disclosed to the public (an “Unscheduled Restrictive Period”). In this event, the Compliance Officer will notify the affected persons, and those persons, except as set forth in Section II.D, may not engage in any transaction involving the securities of the Company or the other specified company, as applicable, until the Compliance Officer notifies them that the Unscheduled Restrictive Period is over. In addition, any person made aware of the existence of an Unscheduled Restrictive Period should not disclose the existence of the Unscheduled Restrictive Period to any other person (outside of those subject to the Unscheduled Restrictive Period).

Transacting in the Company’s securities outside of a Scheduled or Unscheduled Restrictive Period should not be considered a “safe harbor,” and all insiders should use good judgment at all times.

C.
Mandatory Pre-Clearance for the Pre-Clearance Group

The Company has determined that the members of Window Group (collectively, the “Pre-Clearance Group”) must not transact in the Company’s securities, even outside of a Scheduled or Unscheduled Restricted Period, without first complying with the Company’s “pre-clearance” process. Each member of the Pre-Clearance Group should contact the Company’s Compliance Officer prior to commencing any transaction in the Company’s securities. Pre-Clearance Group members must obtain written clearance (which may include clearance via email) from the Compliance Officer; oral pre-clearance is not sufficient. Members of the Pre-Clearance Group that receive permission to engage in a transaction from the Compliance Officer must complete their transaction within (i) three Trading Days or (ii) such shorter or longer period as is designated by the Compliance Officer, or make a new request for clearance.

Please note that clearance of a proposed transaction by the Compliance Officer does not constitute legal advice or otherwise acknowledge that a member of the Pre-Clearance Group does not possess Material, Non-Public Information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.

IV.
Potential Criminal and Civil Liability and/or Disciplinary Action

Civil and criminal penalties and disciplinary action by the Company, which may include termination or other appropriate action, may result from transacting on Material, Non-Public Information regarding the Company.

V.
Transactions by the Company

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities laws (including appropriate approvals by the Board or appropriate committee, if required) when engaging in transactions in the Company’s securities.

* * * *

This document states a policy of Atlas Energy Solutions Inc. and is not intended to be regarded as the rendering of legal advice.

Exhibit 19.1

ANNEX A
INSIDER TRADING POLICY
CERTIFICATION

I have read and understand the Insider Trading Policy (the “Policy”) of Atlas Energy Solutions Inc. (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am a director, executive officer or employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Company and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.

I am aware that this signed Certification will be filed with my personal records in the Company’s Human Resources Department.

Signature

Type or Print Name

Date

A-1